Exhibit 4.5

AMENDMENT TO WARRANT TO PURCHASE

SERIES D-1 PREFERRED STOCK

This Amendment to the Warrant to Purchase Series D-1 Preferred Stock of XL Hybrids, Inc. (this “Amendment”) is made and entered into as of December 15, 2020, by and among XL Hybrids, Inc., a Delaware corporation (the “Company”), and Motiv Partners LLC (“Holder”). Terms used but not defined herein shall have the meaning assigned to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company and Holder are parties to the Warrant to Purchase Series D-1 Preferred Stock of XL Hybrids, Inc. which provides for the purchase of 225,108 shares of Series D-1 Preferred Stock of the Company (the “Warrant”);

WHEREAS, the Company intends to consummate a merger transaction pursuant to the Agreement and Plan of Reorganization, dated as of September 17, 2020 (the “Merger Agreement”), by and among the Company, Pivotal Investment Corporation II (“Parent”) and PIC II Merger Sub Corp. (“Merger Sub”) whereby Merger Sub shall be merged with and into the Company, and the Company shall continue as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, at the effective time of the Merger, each Company Warrant, including the Warrant, shall be automatically assumed by Parent and shall become a warrant to acquire, on the same terms and conditions as were applicable under each such Company Warrant, a number of shares of Parent Common Stock determined as set forth in Section 1.10(b) of the Merger Agreement; and

WHEREAS, the Company and Holder wish to amend the Warrant to ensure that the Warrant automatically converts to a warrant to acquire shares of Parent Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AMENDMENT TO WARRANT

1.1 Amendment to Introductory Paragraph. The first paragraph of the Warrant is hereby deleted in its entirety and replaced with the following:

“XL Hybrids, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that MOTIV Partners LLC or its registered assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time at or before the earlier of (a) with respect to shares that are vested pursuant to Section 1.2 of this Warrant, the day after such vested shares are no longer exercisable as provided in Section 1.2 of this Warrant and (b) the termination of this Warrant as provided in Section 7 hereof, that number of shares of the Company’s Series D-1 Preferred Stock of the Company, par value $0.0001 per share (the “Series D Preferred”) determined pursuant to Section 1 herein at an exercise price per share determined pursuant to Section 2 herein.”

1.2 Amendment to Merger Provision. Section 4.3 of the Warrant is hereby deleted in its entirety and replaced with the following:

“Merger, Consolidation or Sale of Assets. Subject to the provisions of this Section 4 and Section 7, if there shall be a merger or consolidation of the Company with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Company or the acquisition by the Company of other businesses where the Company survives as a going concern), or the sale of all or substantially all of the Company’s capital stock or assets to any other person, then as part of such transaction, this Warrant shall thereafter be exercisable for (a) the same securities and/or property as would have been paid for the shares issuable upon exercise of the unexercised portion of this Warrant as if such shares were outstanding on and as of the closing of such transaction or (b) if such merger is with PIC II Merger Sub Corp. (“Merger Sub”) pursuant to the Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of September 17, 2020, by and among the Company, Pivotal Investment Corporation II (“Parent”) and Merger Sub, whereby Merger Sub shall be merged with and into the Company, and the Company shall continue as a wholly owned subsidiary of Parent (the “Merger”), that number of shares of Parent Common Stock (as defined in the Merger Agreement) as provided in Section 1.10(b) of the Merger Agreement. In any case, appropriate adjustment shall be made in the application of the provisions of this Section 4 to the end that the provisions of this Section 4 shall be applicable after that event in as nearly equivalent a manner as may be practicable.”

1.3 Amendment to Notice of Adjustment. Section 4.5 of the Warrant is hereby deleted in its entirety and replaced with the following:

“Notice of Adjustment. In the event the Company shall propose to take any action of the types described in Sections 4.1, 4.2 or 4.3, the Company shall give notice to the Holder in the manner set forth in Section 10 hereof, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon the exercise hereof. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten days prior to the date so fixed, and in case of all other actions, such notice shall be given at least 20 days prior to the taking of such proposed action. Notwithstanding the foregoing, in the event of the consummation of the Merger the Company shall give notice to the Holder promptly thereafter in the manner set forth in Section 10 hereof, which notice shall specify the number of shares of Parent Common Stock this Warrant is exercisable and the Exercise Price for such shares of Parent Common Stock.”

1.4 Amendment to Termination Upon Merger, Consolidation or Sale of Assets. The following sentence shall be added following the last sentence of Section 7.1 of the Warrant:

“For the avoidance of doubt, the Merger shall not be considered a Liquidation Event for purposes of this Section 7.1.”

ARTICLE II

MISCELLANEOUS

2.1 Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

2.2 Governing Law. This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of law.

2.3 Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

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2.4 Electronic and Facsimile Signatures. Any signature page delivered electronically or by facsimile (including without limitation transmission by .pdf) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to the other party if so requested.

2.5 Effect of Amendment. Except as amended and as explicitly set forth above, the Warrant shall continue in full force and effect and the terms of the Warrant shall remain unchanged.

[Signature Pages Follow.]

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The parties hereto have executed this Amendment to Amended and Restated Warrant to Purchase Common Stock as of the date first written above.

COMPANY:

XL HYBRIDS, INC.

By:	/s/ Dimitri Kazarinoff
Name:	Dimitri Kazarinoff
Title:	President and CEO

The parties hereto have executed this Amendment to Amended and Restated Warrant to Purchase Common Stock as of the date first written above.

HOLDER:

MOTIV PARTNERS, LLC

By:	/s/ Oliver Guinness
Name:	Oliver Guinness
Title:	Managing Director